EXHIBIT 12

                              WACHOVIA CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES


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(A) Excluding interest on deposits.                         1997            1996          1995            1994            1993
                                                        -----------     -----------    -----------     -----------     -----------
Earnings:
  Income before income taxes                            $   869,119     $ 1,100,308    $ 1,023,290     $   885,402     $   834,791
  Less capitalized interest                                    (167)           --           (1,530)           (362)           --
  Fixed charges                                             884,806         900,277        885,040         603,157         350,292
                                                        -----------     -----------    -----------     -----------     -----------
    Earnings as adjusted                                $ 1,753,758     $ 2,000,585    $ 1,906,800     $ 1,488,197     $ 1,185,083
                                                        ===========     ===========    ===========     ===========     ===========

Fixed charges:
  Interest on purchased and other
   short term borrowed funds                            $   478,162     $   482,236    $   527,765     $   318,301     $   206,195
  Interest on long-term debt                                387,107         399,796        340,211         267,841         125,756
  Portion of rents representative of the
   interest factor (1/3) of rental expense                   19,537          18,245         17,064          17,015          18,341
                                                        -----------     -----------    -----------     -----------     -----------
    Fixed charges                                       $   884,806     $   900,277    $   885,040     $   603,157     $   350,292
                                                        ===========     ===========    ===========     ===========     ===========


Ratio of earnings to fixed charges                             1.98 X          2.22 X         2.15 X          2.47 X          3.38 X

(B) Including interest on deposits:
  Adjusted earnings from (A) above                      $ 1,753,758     $ 2,000,585    $ 1,906,800     $ 1,488,197     $ 1,185,083
  Add interest on deposits                                1,303,549       1,203,739      1,143,179         782,864         796,758
                                                        -----------     -----------    -----------     -----------     -----------
Earnings as adjusted                                    $ 3,057,307     $ 3,204,324    $ 3,049,979     $ 2,271,061     $ 1,981,841
                                                        ===========     ===========    ===========     ===========     ===========

Fixed charges:
  Fixed charges from (A) above                          $   884,806     $   900,277    $   885,040     $   603,157     $   350,292
  Interest on deposits                                    1,303,549       1,203,739      1,143,179         782,864         796,758
                                                        -----------     -----------    -----------     -----------     -----------
Adjusted fixed charges                                  $ 2,188,355     $ 2,104,016    $ 2,028,219     $ 1,386,021     $ 1,147,050
                                                        ===========     ===========    ===========     ===========     ===========

Adjusted earnings to adjusted fixed                            1.40 X          1.52 X         1.50 X          1.64 X          1.73 X
 charges
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